Exhibit 10.28

EMPLOYMENT AND NON-COMPETITION AGREEMENT

(Gary J. Kittredge)

This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of March 29, 2007, is between The Sheridan Group, Inc., a Maryland corporation (the “Employer”), and Gary J. Kittredge (the “Employee”).

WHEREAS, the Employer wishes to employ the Employee as an executive officer of the Employer, and the Employee wishes to work as an executive officer of the Employer, on the terms set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

§1. EMPLOYMENT.  The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

§2. DUTIES.  The Employee shall be employed as the President and Chief Operating Officer of Dartmouth Printing Company, a New Hampshire corporation.  In such capacity, the Employee shall have the executive responsibilities and duties assigned by the Employer’s Board of Directors (the “Board”) and shall report directly to the Group President, Sheridan Publication Services, of the Employer.  The Employee agrees to devote his full time and best efforts to the performance of his duties to the Employer.  Nothing contained herein shall be construed as prohibiting the Employee from serving as a director of any entity that is not in the Designated Industry, as defined in §8, so long as such activity does not involve a substantial time commitment and otherwise does not interfere with the performance of his duties under this Agreement.

§3. TERM.  The term of employment of the Employee hereunder shall commence on April 1, 2007 (the “Commencement Date”) and shall continue until March 31, 2008 (the “Initial Term”), unless earlier terminated pursuant to §6, and shall be renewed automatically for additional one (1) year terms thereafter unless terminated by either party by written notice to the other party given at least  ninety (90) days prior to the expiration of the then current term.

§4. COMPENSATION AND BENEFITS.  During the term of the Employee’s employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

(a) Base Salary.  The Employer shall pay the Employee, in accordance with the Employer’s current payroll practices, a base salary (the “Base Salary”).  The Base Salary will be paid at an annual rate of $210,000.  The Base Salary may be increased from time to time at the discretion of the Board and is in addition to the other benefits set forth herein.

(b) Management Incentive Bonus.  The Employee shall be eligible to receive from the Employer, for each of the fiscal years of the Employer ended after the date hereof, a management incentive bonus (the “Incentive Bonus”) in an amount up to fifty percent (50%) of the Base Salary for such fiscal year, in accordance with an incentive bonus plan to be adopted by the Board prior to the end of the first fiscal quarter for each such fiscal year.  In accordance with applicable Federal law, the Incentive Bonus, if any, will be paid by the March 15 following the fiscal year during which the Employee becomes vested in his Incentive Bonus.

(c) Insurance; Other Benefits.  Accident, disability, and health insurance for the Employee shall be provided by the Employer under group accident, disability, and health insurance plans maintained by the Employer for, and on the terms and conditions generally applicable to, its full-time, salaried employees as such employment benefits may be modified from time to time by the Employer for all full-time, salaried employees.  The amount and extent of such coverage shall be subject to the discretion of the Board.  The Employee shall also be eligible to participate in any deferred compensation or retirement plans maintained by the Employer, in accordance with the terms of such plans as in effect from time to time.

§5. EXPENSES.  The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder.  The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

§6. TERMINATION.  The Employee’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to §3, except that the employment of the Employee hereunder shall earlier terminate:

(a) Death or Disability.  Upon the death of the Employee during the term of his employment hereunder or, at the option of the Employer, in the event of the Employee’s physical or mental disability, upon thirty (30) days’ written notice from the Employer.  The Employee shall be deemed disabled if an independent medical doctor (selected by the Employer’s health or disability insurer) certifies that the Employee has for 180 days, consecutive or non-consecutive, in any twelve (12) month period been physically or mentally disabled in a manner which seriously interferes with his ability to perform his responsibilities under this Agreement.  Any refusal by the Employee to submit to a medical examination for the purpose of certifying physical or mental disability under this §6(a) shall be deemed to constitute conclusive evidence of the Employee’s physical or mental disability.

(b) For Cause.  For “Cause” immediately upon written notice by the Employer to the Employee.  For purposes of this Agreement, a termination shall be for Cause if any one or more of the following has occurred:

(i)  the Employee shall have committed an act of fraud, embezzlement or misappropriation against the Employer, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer’s business; or

(ii)  the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

(iii)  the Employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with his duties hereunder; or

(iv)  the Employee has been chronically absent from work (excluding vacations, illnesses or leaves of absence approved by the Board); or

(v)  the Employee shall have failed to perform the duties incident to his employment with the Employer on a regular basis, and such failure shall have continued for a period of twenty (20) days after written notice to the Employee specifying such failure in reasonable detail (other than as a result of the Employee’s Disability); or

(vi)  the Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Employer’s premises; or

(vii)  the Employee shall have breached any one or more provisions of the Stock Purchase Agreement, dated as of August 1, 2003, among the Employer and its stockholders as amended and in effect from time to time, and such breach shall have continued for a period of ten (10) days after written notice to the Employee specifying such breach in reasonable detail.

(c) Resignation Without Good Reason; Without Cause.  Upon thirty (30) days’ written notice by the Employer to the Employee without Cause or by the Employee to the Employer without Good Reason (as defined below).

(d) Resignation With Good Reason.  Upon written notice by the Employee to the Employer for Good Reason specifying in reasonable detail the basis for such termination, provided, that such notice shall be given no more than thirty (30) days following the event or condition which gives rise to such termination.  For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the events or conditions described in subparagraphs (i) through (ii) hereof without the Employee’s express written consent which is not corrected within twenty (20) days after delivery by the Employee of written notice to the Employer:

(i) a material reduction in the Employee’s status, position, scope of authority or responsibilities, the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status, position, authority or responsibilities; involuntary relocation of the Employee to an extent requiring an increase in his commute to his normal place of employment of more than 50 miles; or any removal of the Employee from or failure to reappoint him to any of positions to which the Employee has been appointed by the Employer, except in connection with the termination of his employment; or

(ii) a material reduction by the Employer in the Employee’s compensation or benefits, except in conjunction with a general reduction by the Employer in the salaries of it’s executive level employees or the  DPC site management team.

(e) Rights and Remedies Upon Termination.

(i) If the Employee’s employment hereunder is terminated by the Employer without Cause pursuant to §6(c) or by the Employee with Good Reason pursuant to §6(d), then the Employee shall be entitled to receive (A) severance payments, in accordance with the Employer’s payroll practices in existence on the date of Separation from Service at an annual rate equal to the sum of (1) the Employee’s Base Salary in effect at the time of such termination plus (2) the average of the Incentive Bonuses earned by the Employee for the two fiscal years immediately     preceding the date of termination, for a period equal to eighteen (18) months (the “Severance Period”), (B) provided that the Employee elects continuation coverage, commonly known as COBRA coverage, under the health insurance plan maintained by the Employer for its full time salaried employees, the Employer, during the Severance Period, will pay the excess of the required COBRA premium for the Employee (and his spouse and dependents to the extent covered by the Employer’s health insurance plan at the time of Executive’s termination of employment) over the premium paid by the Employee for such coverage immediately prior to the Employee’s termination of employment, (C) payment of any expense reimbursements under §5 hereof for expenses incurred in the performance of his duties prior to termination (which shall be  made by the December 31 of the second calendar year following the year in which the Employee experiences a Separation from Service), and (D) immediate vesting of the Employee’s deferred compensation account in accordance with the Deferred Compensation Plan.  No payment will be made under this Section 6(e) unless the Employee experiences a Separation from Service (as defined in subsection (iv) below).  Once payments commence under §6(e)(i)(A), there shall be no changes made to the payment schedule.

(ii) Notwithstanding the provisions of §6(e)(i), in the event the Employee accepts other employment during the Severance Period, the Employer shall be entitled to reduce the amount payable under §6(e)(i) by an amount equal to the income received by the Employee pursuant to such new employment during the Severance Period.

(iii) Except as otherwise set forth in this §6(e), the Employee shall not be entitled to any severance or other compensation after termination.

(iv) An employee experiences a “Separation from Service” if the employee dies, retires, or otherwise has a termination of employment with the Employer, within the meaning of Internal Revenue Code section 409A.  A “Separation from Service” shall occur if the Employee ceases to perform significant services for the Employer (for example, if the annual level of services and remuneration are reduced to less than twenty percent (20%) [or less than fifty percent (50%), if the Employee becomes an independent contractor] of average prior levels,  based on the last three full calendar years of employment (or the actual employment period, if shorter).

(v) A “Separation from Service” shall not occur if the Employee is on military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six months, or if longer, so long as the Employee’s right to reemployment with the Employer is provided either by statute or by contract. If the period of leave exceeds six months and the Employee’s right to reemployment is not provided either by statute or by contract, a “Separation from Service” is deemed to occur on the first date immediately following such six-month period.

§7. INVENTIONS; ASSIGNMENT.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Employer’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, and for a period of six (6) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Employer (“Inventions”), shall be the exclusive property of the Employer.  The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect its rights therein, and shall assist the Employer, at the Employer’s expense, in obtaining, defending and enforcing the Employer’s rights therein.  The Employee hereby appoints the Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer to protect or perfect its rights to any Inventions.

§8. CONFIDENTIAL INFORMATION.  The Employee recognizes and acknowledges that certain proprietary and confidential information of the Employer, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called “Confidential Information”) are valuable, special, and unique assets of the Employer and its affiliates.  The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder and except as required by law, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder.  In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

§9. NON-COMPETITION.  In consideration of the Employer’s obligations hereunder, during the term of the Employee’s employment hereunder and during the Designated Period (as defined herein), the Employee will not (i) anywhere within North America, engage, directly or indirectly, alone or as a shareholder (other than as a holder of stock of the Employer (or any of its affiliates) or as a holder of less than five percent (5%) of the common stock of any publicly traded corporation), partner, officer, director, employee or consultant of any other business organization that (A) is engaged or becomes engaged in the business of providing publishing and printing services  journals, catalogs, and books or (B) is engaged in any other business activity that the Employer is conducting at the time of the Employee’s termination or any activity related thereto of which the Employee had knowledge that the Employer proposes to conduct (the “Designated Industry”), (ii) divert to any competitor of the Employer any customer of the Employer, or (iii) solicit or encourage any officer, employee or consultant of the Employer to leave its employ for employment by or with any competitor of the Employer.  The term “Designated Period” shall mean a period following the termination of the Employee’s employment hereunder equal to the longer of (a) twelve (12) months and (b) the Severance Period.  If at any time the provisions of this §9 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this §9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this §9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

§10. GENERAL.

(a) Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this §10(a):

If to the Employer, to:

c/o The Sheridan Group, Inc.
11311 McCormick Road, Ste. 260
Hunt Valley, Maryland  21031-1437
Attention:  President

With a copy to:

Carmen Romano
Dechert LLP
Cira Centre Building
2929 Arch Street
Philadelphia, PA  19104-2808

If to the Employee, to:

Gary J. Kittredge
5 Twin Brooks Drive
Hanover, New Hampshire 03755

(b) Equitable Remedies.  Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under §§7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c) Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(d) Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e) Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto.

(g) Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, to the extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties, or in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Baltimore, Maryland in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  Notwithstanding the foregoing, this §10(g) shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, provided that any other relief shall be pursued through an arbitration proceeding pursuant to this §10(g).  The prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such arbitration or litigation from the other party to such arbitration or litigation.

(h) Entire Agreement.  This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

(i) Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Maryland.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written

THE SHERIDAN GROUP, INC.

By:	/s/ John A. Saxton
John A. Saxton
President and Chief Executive Officer

/s/ Gary J. Kittredge
Gary J. Kittredge